Exhibit 10.31.4

RE:	SUB-LEASE AGREEMENT

13,865 SQUARE FOOT PORTION OF

A 166,713 SQUARE FOOT BUILDING

Gentlemen:

This letter is intended to represent a Sub-Lease Agreement (the “Sub-Lease”) whereby HELLER, ALPER, ROBERTS, VOLK – EDISON, (“Landlord”) authorizes and consents to PHARMEDIUM SERVICES, LLC (the “Sub-Tenant”) Sub-Leasing from JOSHEN PAPER & PACKAGING CO. (the “Sub-Landlord”) of the above referenced 13,865 square foot portion of warehouse space in the subject building (the “Sub-Leased Premises”) under the following terms and conditions:

1.	The Term of this Sub-Lease shall be for a period of Three (3) years commencing July 1, 2009 and terminating at 5:00 P.M. (prevailing time) on June 30, 2012 (the “Sub-Lease Term”).

2.	Sub-Tenant may extend the Sub-Lease Term for two (2) renewal periods of two (2) years (the “First Renewal Period”), and five (5) years (the “Second Renewal Period”) respectively, each by written notice (the “Renewal Notice”) to the Sub-Landlord at least six (6) months prior to the expiration of the initial three (3) years of the Sub-Lease Term or the First Renewal Period, as the case may be, provided that all of the following conditions have been satisfied: Sub-Tenant shall not be in default hereunder either at the time Sub-Landlord has received the Renewal Notice or at the time the First Renewal Period or the Second Renewal Period as the case may be, is to commence.

3.	Except as it relates to the payment of rent and as otherwise provided for in this Sub-Lease, this Sub-Lease is and shall be subject to all of the terms of, and is and shall be subordinate to, that certain Lease dated June 3, 1999 between HELLER, ALPER, ROBERTS, VOLK – EDISON, as landlord, and JOSHEN PAPER & PACKAGING CO. as tenant, and all amendments thereto; said Lease and such amendments being hereinafter referred to as the “Main Lease.” Sub-Tenant acknowledges that it has received and reviewed a copy of the Main Lease. All of the terms, covenants, and conditions of the Main Lease are hereby incorporated herein with the same force and effect as if herein set forth in full. To the extent a term, covenant or condition of this Sub-Leases is not consistent with a term, covenant or condition of the Main Lease, the term, covenant or condition of this Sub-Lease shall control. Sub-Tenant shall not commit or permit to be committed any act or omission that will violate any provisions of the Main Lease. Wherever the term “Tenant” occurs in the Main Lease, the same shall be deemed to refer to Sub-Tenant and wherever the term “Landlord” occurs in the Main Lease, the same shall be deemed to refer to Sub-Landlord except that Sub-Landlord under this Sub-Lease does not assume any obligation to perform the terms, covenants, and conditions contained in the Main Lease to be performed on the part of the Landlord. In the event Landlord shall fail to perform any of the terms, covenants, and conditions contained in the Main Lease to be performed on its part, Sub-Landlord shall be under no obligation of liability whatsoever to Sub-Tenant.

4.	The Sub-Leased Premises consisting of 13,865 square feet is outlined in yellow on Exhibit A attached hereto and made part hereof. Sub-Tenant shall have the one-time right to increase the size of the Sub-Leased Premises by up to 11,135 square feet (the “Expansion Area”) to a total maximum square footage of 25,000 (the “Right to Expand”). The Expansion Area is outlined in orange on Exhibit A. The total 25,000 square foot area is shown on Exhibit A as the area outlined in brown which includes the Sub-Lease Premises outlined in yellow and the Expansion Area outlined in orange. Sub-Tenant may exercise the Right to Expand by serving written notice (the “Expansion Notice”) on Sub-Landlord and Landlord at least thirty (30) days prior to the date set forth in the Expansion Notice by Sub-Tenant as the date the Sub-Tenant intends to occupy the Expansion Area or any portion thereof (the “Expansion Area Occupancy Date”). Sub-Tenant’s right to occupy the Expansion Area is subject to the satisfaction of both of the following conditions: (i) the portion of the Expansion Area to be occupied by Sub-Tenant must be adjacent and contiguous to the Sub-Leased Premises, and (ii) Sub-Tenant must not be in default hereunder at the time Sub-Landlord receives the Expansion Notice or on and as of the Expansion Area Occupancy Date. The portion of the Expansion Area occupied by Sub-Tenant together with the original Sub-Leased Premises will be considered the Sub-Leased Premises for purposes of this Sub-Lease.

5.	The rent for the Sub-Leased Premises during the initial three (3) years of the Term of this Sub-Lease shall be $9,243.33 per month ($8.00 per square foot gross rent), payable to Sub-Landlord in advance on the first day of each month (the “Base Rent”). In the event Sub-Tenant renews the Term of this Sub-Lease, the Base Rent to be paid by Sub-Tenant during both the First Renewal Period and the Second Renewal Period, as the case may be, will adjust upward in an amount as may be mutually agreed upon by Sub-Tenant and Sub-Landlord (the “Renewal Period Base Rent”). Sub-Tenant and Sub-Landlord shall make a good faith effort to agree upon the amount of the Renewal Period Base Rent during the four (4) month period beginning on the date Sub-Landlord receives the applicable Renewal Notice. If Sub-Tenant and Sub-Landlord are unable to agree on the amount of the Renewal Period Base Rent, the annual Base Rent during the First Renewal Period and the Second Renewal Period, as the case may be, shall be adjusted upward but never downward by multiplying $110,919.96 by the “Index Change” (as that Term is defined in the Main Lease but substituting appropriate facts and terms therein so that the Index Change to be used to calculate the Base Rent to be paid during the applicable Renewal Period is consistent with the facts and terms of this Sub-Lease); provided, however, that the Base Rent during the applicable Renewal Period shall never be less than the Base Rent paid during the immediately preceding period. In the event Sub-Tenant expands the Sub-Leased Premises from 13,865 square feet as provided for in Paragraph 4 above, the Base Rent shall then be adjusted accordingly. Sub-Tenant shall pay the Base Rent to Sub-Landlord without demand, notice, deduction or set-off. Sub-Tenant shall make all payments due to Sub-Landlord hereunder directly to Sub-Landlord and by check in accordance with such instructions as Sub-Landlord may specify in writing from time to time.

6.	In addition to the Base Rent set forth in paragraph 5 herein, Sub-Tenant shall pay as additional rent the cost of electricity it uses as measured by the two (2) sub-meters currently installed on the electric disconnects serving the Sub-Leased Premises.

7.	Sub-Tenant covenants and agrees that the Sub-Leased Premises shall be used only for the following purposes: light manufacturing of pharmaceuticals, storage of raw materials and finished pharmaceutical goods and for offices and for no other purpose. Sub-Tenant agrees not to use the Sub-Leased Premises in any manner inconsistent with the above stated purposes.

8.	Sub-Tenant acknowledges that it has had the right to and has examined and knows the physical condition of the Sub-Leased Premises and Expansion Area and accepts the Sub-Leased Premises on an “as is” and “where is” basis in its present condition as being satisfactory to Sub-Tenant and Sub-Tenant’s intended use thereof and will accept the Expansion Area (should it exercise the Right to Expand) in its then “as is” and “where is” condition. Sub-Tenant acknowledges that no representations, express or implied, with respect to the condition of the Sub-leased Premises and/or the Expansion Area have been made to Sub-Tenant by Sub-Landlord. In no event shall Sub-Landlord have any obligation or liability whatsoever to Sub-Tenant with respect to the physical condition of the Sub-Leased Premises or the Expansion Area. Any modifications or alterations to the Sub-Leased Premises and/or the Expansion Area necessary for the use of Sub-Tenant or Sub-Tenant’s responsibility for compliance with laws will be at the sole cost and expense of Sub-Tenant (unless Landlord agrees to bear the cost and expense of part or all of the same) and will be subject to the approvals required under the Main Lease.

9.	Sub-Tenant shall have access to two (2) tailboard doors as may be designated from time to time by Sub-Landlord during normal business hours of Sub-Landlord. Sub-Landlord shall designate the portions of the premises the Sub-Landlord leases from the Landlord that Sub-Tenant may use (on a non-exclusive basis) to obtain access to the tailboard doors (the “Accessways”). Sub-Tenant shall not interfere with Sub-Landlord’s occupancy and use of the premises that Sub-Landlord leases from the Landlord in connection with Sub-Tenant’s use of the Accessways and tailboard doors.

10.	Sub-Tenant shall have the exclusive use of the 36 car parking spots outlined in pink on Exhibit A with the non-exclusive use of the 7 other car parking spots outlined in black on Exhibit A for the parking of automobiles along with reasonable ingress and egress (on a non-exclusive basis) to the Sub-Leased Premises from said parking areas. The general area of such ingress and egress is set forth on Exhibit A attached hereto.

11.	Any obligation of Landlord which is contained in this Sub-Lease Agreement by the incorporation by reference of the provisions of the Main Lease shall be observed or performed by Landlord. Sub-Tenant shall not in any event have any rights greater than Sub-Landlord’s rights under the Main Lease.

12.	Sub-Tenant will keep and maintain the Sub-Leased Premises in good repair and shall be responsible for all obligations set forth in the Main Lease as they relate to the Sub-Leased Premises, including, but not limited to those provisions set forth in Sections 10.02, 23.01, 24.01, and 26.29 of the Main Lease. Sub-Landlord shall have no obligation or liability whatsoever to Landlord relative to the obligations of Sub-Tenant under and pursuant to this Paragraph 12 and Landlord shall look solely to Sub-Tenant for the performance of such obligations and any damages caused to Landlord by Sub-Tenant’s non-performance of the same.

13.	Notwithstanding anything to the contrary herein, Sub-Tenant shall be responsible for all roof maintenance in the Sub-Leased Premises. Upon termination of this Sub-Lease, Sub-Tenant shall remove all equipment on the roof and related penetrations to the roof that are not part of the original building construction, and restore the roof to its original condition, normal wear and tear excepted. Sub-Tenant shall not be responsible to replace the roof unless said replacement is required due to Sub-Tenant’s negligence, abuse, or misuse. Sub-Landlord shall have no obligation or liability whatsoever to Landlord relative to the obligations of Sub-Tenant under and pursuant to this Paragraph 13 and Landlord shall look solely to Sub-Tenant for the performance of these obligations and any damages caused to Landlord by Sub-Tenant’s non-performance of the same.

14.	Pursuant to correspondence dated September 29, 1994 a copy of which is attached hereto, Baxter Healthcare Corporation remained obligated to restore the Art Organs Repair Room to its original condition which is depicted on Exhibit B, attached hereto and made part hereof.

Pursuant to Sub-Tenant’s August 4, 2003 assumption of the prior Sub-Lease agreement for the Sub-Leased Premises between Gemini Traffic Sales, Inc. and Baxter Healthcare Corporation, Landlord shall have the right, in Landlord’s sole discretion, to require Sub-Tenant to restore all or a portion of the Sub-Leased Premises back to the original condition depicted on Exhibit B.

In the event Sub-Tenant expands into all or a portion of the 11,135 square foot expansion area, then Landlord shall have the right, in Landlord’s sole discretion, to require Sub-Tenant to restore all or a portion of the 11,135 square foot expansion area back to the original condition depicted on Exhibit A.

Sub-Landlord shall have no obligation or liability whatsoever to Landlord relative to the obligations of Sub-Tenant under and pursuant to this Paragraph 14 and the requests and matters discussed herein and Landlord shall look solely to Sub-Tenant for the performance of these obligations and any damages caused to Landlord by Sub-Tenant’s non-performance of the same.

15.	Sub-Tenant shall maintain comprehensive general liability insurance covering any liability that may arise by virtue of Sub-Tenant’s control, use and occupancy of the Sub-Leased Premises in an amount of not less than $5,000,000.00, combined single limit. and naming Sub-Landlord, Landlord, and Heller Industrial Parks, Inc. (“Landlord’s Manager”), as additional insureds and stating that said policy shall be primary in the event of any casualty. Sub-Tenant will supply Sub-Landlord and Landlord with a certificate of insurance evidencing such coverage. All insurance carried by Sub-Tenant with respect to the Sub-Leased Premises or property therein or thereon will include a clause or endorsement denying to the insurer rights of subrogation against Landlord and Sub-Landlord.

16.	Sub-Tenant will defend and indemnify and save Sub-landlord, Landlord, and Landlord’s Manager, Heller Industrial Parks, Inc., harmless from and against any and all liability, and all loss, cost and expense, including reasonable attorney’s fees, arising directly or indirectly out of its’ occupancy, possession or use of the Sub-Leased Premises or its failure to perform its obligations hereunder.

17.	The parties hereto acknowledge that neither party has dealt with any real estate broker with regard to this transaction.

18.	Sub-Tenant shall be responsible to comply with any and all applicable laws, rules and regulations of any governing authority having jurisdiction over the Sub-Leased Premises.

19.	DEFAULT AND REMEDIES

If any one or more of the following events (hereinafter referred to as “Events of Default”) shall occur:

(i)	If default shall be made in the due and punctual payment of the Base Rent or the additional rent when and as the same shall become due and payable.

(ii)	If default shall be made by Sub-Tenant in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Sub-Lease and such default shall continue for a period of ten (10) days after written notice thereof by Sub-Landlord to Sub-Tenant provided that if Sub-Tenant proceeds with due diligence during such ten (10) day period to cure such default, its time to do so shall be extended for such additional period as it shall be reasonably necessary to cure the same.

(iii)	Upon occurrence of an Event of Default, Sub-Landlord may at Sub-Landlord’s option, in addition to any other remedy or right given hereunder or in the Main Lease or by law, give written notice to Sub-Tenant that this Sub-Lease shall terminate upon the date specified in the notice which date shall not be earlier than ten (10) days after the giving of such notice. This Sub-Lease and the Sub-Lease Term shall terminate on such date.

(iv)	Upon termination of this Sub-Lease as herein above provided, Sub-Landlord may enter without further demand or notice upon any part of the Sub-Lease Premises, and resume possession either by summary proceedings or by action at law or in equity, or by force or otherwise as the Sub-Landlord may determine without being liable in trespass or for any damages. In no event shall such re-entry or resumption of possession preclude Sub-Landlord from enforcing any right for damages or for past or future Base Rent under this Sub-Lease. No failure by Sub-Landlord to insist upon strict performance of any term or provision of this Sub-Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such terms of provisions. No breach shall be waived except by written instrument executed by Sub-Landlord. No waiver of any breach shall affect or alter this lease, but each and every term and provision of this Sub-Lease shall continue in full force and effect with respect to any other than existing or subsequent breach thereof. No remedy herein or otherwise conferred upon or reserved to Sub-Landlord shall be considered exclusive or in the Main Lease of any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or in the Main Lease, now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Sub-Lease or the Master Lease to Sub-Landlord may be exercised from time to time and as often as occasions may arise or as may be deemed expedient.

20.	If for any reason the term of the Main Lease shall terminate prior to the expiration date of the Sub-Lease Term, the Sub-Lease Term shall thereupon simultaneously terminate with the expiration of the Main Lease. In the event of such termination (i) Sub-Tenant shall be liable to Sub-Landlord for all damage suffered by Sub-Landlord as a result of such termination if this Sub-Lease terminates as a result of a default by Sub-

Tenant under this Sub-Lease or the Main Lease, or both; (ii) Sub-Tenant acknowledges that the exercise by Sub-Landlord of its right, if any, to terminate the Main Lease in accordance with the “Casualty” and “Eminent Domain” provisions thereof shall not constitute a default or breach hereunder; and (iii) Sub-Tenant’s obligations hereunder shall not be terminated as a result of the early termination of this Sub-Lease Term and Sub-Tenant shall be obligated to perform all such obligations.

21.	On the date upon which the Sub-Lease Term hereof shall expire or come to an end, whether by termination, expiration, or otherwise, Sub-Tenant, at Sub-Tenant’s sole cost and expense, shall quit and surrender the Sub-Leased Premises to Sub-Landlord consistent with the provisions of this Sub-Lease and the applicable provisions of the Main Lease.

22.	Sub-Tenant acknowledges and agrees that where the consent of Landlord is required under the Main Lease, Sub-Landlord’s consent is also required.

23.	If any term or provision of this Sub-Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sub-Lease or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby; and each term and provision of this Sub-Lease shall be valid and be enforceable to the fullest extent permitted by law.

24.	In no event shall Sub-Landlord, Landlord, or Landlord’s Manager ever be liable to Sub-Tenant for penalties or liquidated damages, or for special, indirect, consequential, or incidental losses or damages including, but not limited to, lost profits, lost or damaged data, loss of use of facility or equipment, or the failure or increased expense of operations, regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability, or otherwise, even if Sub-Landlord is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

25.	The validity, construction, interpretation, and performance of the covenants and conditions contained herein shall be governed by and construed in accordance with the laws of Ohio.

26.	Sub-Tenant shall not, without the prior written consent of Sub-Landlord (which consent may be withheld by Tenant in its sole and absolute discretion) assign or sublet its rights under this Sub-Lease.

27.	Notices shall be given in the manner set forth in the Main Lease. The initial notice addresses for the parties are as follows:

Sub-Landlord:	Joshen Paper & Packaging Co.
5808 Grant Avenue
Cleveland, OH 44105

with a copy to:	Elliot M. Kaufman, Esq.
Buckley King
1400 Fifth Third Center
600 Superior Avenue, East
Cleveland, OH 44114

Sub-Tenant:	Pharmedium Services, LLC
Two Conway Park
150 Northfield Drive, Suite 350
Lake Forest, IL 60045

Landlord:	Heller Industrial Parks, Inc.
Attn: Legal Department
205 Mill Road
Edison, NJ 08837

28.	Submission of this Sub-Lease for review by Sub-Tenant does not constitute an offer, reservation of or option to lease; and this Sub-Lease Agreement will not be effective or binding upon the parties as a lease or otherwise, until execution and delivery by Sub-Landlord, Sub-Tenant, and Landlord.

If the foregoing is acceptable, please sign all six (6) copies of this letter where indicated below, and return all six (6) copies to me along with your check in the amount of $9,243.33, representing the first months Gross Rent due upon signing. I will have this Sub-Lease Agreement submitted to the Landlord for its consent, after which two (2) fully executed copies will be returned to you for your files.

Very truly yours,

SUB-LANDLORD

JOSHEN PAPER & PACKAGING CO.

By: /s/ Don Morgenroth 6/23/09
Don Morgenroth, VP and General Manager

The foregoing is accepted and agreed to this 24 day of June, 2009.

SUB-TENANT

PHARMEDIUM SERVICES, LLC,

By :	/s/ David N. Jonas
David N. Jonas, Chairman / CEO

LANDLORD

HELLER, ALPER, ROBERTS, VOLK – EDISON,

By: Heller Industrial Parks, Inc., Manager

By:	/s/ Jeffrey J. Milanaik
Jeffrey J. Milanaik, President

EXHIBIT B

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